333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
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Freeport-McMoRan Copper & Gold Inc.
Announces Redemption Price for its 8.375% Senior Notes

PHOENIX, AZ, March 9, 2012 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today the redemption price of $1,083.45 per $1,000 principal amount of its 8.375% Senior Notes due 2017 (“Notes”). The redemption price represents the principal amount together with the make-whole premium plus accrued and unpaid interest from October 1, 2011 to, but excluding, the redemption date. As previously announced on February 13, 2012, the Notes will be redeemed on March 14, 2012.

The aggregate principal amount of Notes currently outstanding is approximately $3 billion. FCX expects to record an approximate $147 million charge to net income in the first quarter of 2012 in connection with the redemption. The Bank of New York Mellon Trust Company, N.A., as trustee, previously distributed to the registered note holder written notice of the redemption on February 13, 2012.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg minerals district in Indonesia, the world’s largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Additional information about FCX is available on FCX's website at “www.fcx.com.”

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